UNITED SATES
SECURITIES AND EXCHANGE COMMISSIONS
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 27, 2010
Date of Report (Date of earliest event reported)

inTEST Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22529 (Commission File Number)	22-2370659 (I.R.S. Employer Identification No.)

7 Esterbrook Lane, Cherry Hill, New Jersey 08003
(Address of Principal Executive Offices, including zip code)

(856) 505-8800
(Registrant's Telephone Number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On October 27, 2010, Temptronic Corporation ("Temptronic"), a subsidiary of inTEST Corporation, entered into a 126-month lease agreement (the "Lease") with AMB-SGP Seattle/Boston, LLC (the "Landlord") for approximately 52,700 square feet of office, warehouse and light manufacturing space located in Mansfield, Massachusetts. Temptronic has leased this facility to replace its current facility located in Sharon, Massachusetts, where the existing lease is scheduled to expire on February 28, 2011.

Scheduled base rental payments under the lease are as follows:

Time Period	Monthly Base Rent
March 1, 2011 - August 31, 2011	$-0-
September 1, 2011 - August 31, 2013	$37,329/month
September 1, 2013 - August 31, 2015	$39,525/month
September 1, 2015 - August 31, 2018	$41,721/month
September 1, 2018 - August 31, 2021	$43,917/month

As part of the lease, upon the substantial completion of the improvements being made to the office space, Temptronic will make a $115,000 contribution toward the improvements.

Monthly operating expenses (including real estate taxes) under the lease are expected to be $11,682 for the first year of the lease and Temptronic's share of total operating expenses for the building is 89.63%.

Temptronic will provide a $200,000 letter of credit as a security deposit under this lease. The security deposit will reduce to $100,000 as of the thirty-seventh (37th) month of occupancy and will decline further to $50,000 as of the sixty-first (61st) month of occupancy, if no events of default have occurred (as defined in the lease).

Temptronic expects to reduce its annual operating expenses by approximately $140,000 per year as a result of this move.

Item 9.01.    Financial Statements and Exhibits

A list of the Exhibits which are required by Item 601 of Regulation S-K and filed with this Report is set forth in the Exhibit Index immediately following the signature page, which Exhibit Index is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inTEST CORPORATION

By: /s/ Hugh T. Regan, Jr.
        Hugh T. Regan, Jr.
        Secretary, Treasurer and Chief Financial Officer

Date:   October 29, 2010

Exhibit Index

10.1  Lease dated October 27, 2010 between AMB-SGP Seattle/Boston, LLC and Temptronic.